EXHIBIT 10.1
OFFICE LEASE
26601, 26701 and 26677 WEST AGOURA ROAD
MS LPC MALIBU PROPERTY HOLDINGS, LLC
a Delaware limited liability company,
as Landlord,
and
IXIA,
a California corporation,
as Tenant.

(i)

(ii)

INDEX

Page(s)

Abatement Event	32
Additional Notice	32
Additional Rent	16
Advocate Arbitrators	14
Alterations	33
Applicable Laws	57
Award	14
Bank Prime Loan	58
Base Building	34
Base Rent	15
Base Year	16
bona-fide third-party offer	10
Brokers	65
Building Common Areas,	7
CC&Rs	28
Common Area Facilities	17
Comparable Area	13
Comparable Buildings	13
Comparable Deals	12
Comparable Term	13
Controllable Expenses	24
Cosmetic Alterations	33
Cost Pools	23
Damage Termination Date	40
Damage Termination Notice	40
Direct Expenses	16
Eligibility Period	32
Environmental Laws	67
Estimate	25
Estimate Statement	25
Estimated Excess	25
Excess	24
Exercise Notice	13
Existing Lease	6
Existing Lease Security Deposit	53
Expense Year	16
First Offer Commencement Date	9
First Offer Notice	8
First Offer Rent	8
First Offer Space	8
First Refusal Notice	10
First Refusal Space	10
Force Majeure	63
Generator	31

(iii)

Page(s)

Generator Area	31
Hazardous Material(s)	67
HVAC	29
Initial Notice	32
Interest Rate	58
Landlord	1
Landlord Parties	36
Landlord Repair Notice	39
Lease	1
Lease Commencement Date	11
Lease Expiration Date	11
Lease Term	11
Lease Year	11
Lines	67
Mail	63
Market Rent	12
Net Worth	47
Neutral Arbitrator	14
Non-Transferee Assignee	47
Notices	63
Operating Expenses	17
Option Rent	12
Option Term	12
Original Improvements	38
Original Tenant	8
Other Improvements	69
Outside Agreement Date	14
Premises	6
Project Common Areas,	7
Proposition 13	21
Reassessment	26
Reassessment,	23
Renovations	66
Rent Concessions	12
Rent	16
Review Period	26
Security Deposit	53
SNDAA	49
Statement	24
Subject Space	43
Summary	1
Superior Holders	49
Superior Right Holders	8
Tax Expenses	21
Tenant	1

(iv)

Page(s)

Tenant HVAC System	30
Tenant Work Letter	6
Tenant’s Share	23
Tenant’s Signage	55
Third Party Lease	10
TI Allowance	13
Transfer	46
Transfer Notice	43
Transfer Premium	45
Transferee	43
Transfers	43

(v)

26601, 26701 and 26677 WEST AGOURA ROAD
OFFICE LEASE
     This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between MS LPC MALIBU PROPERTY HOLDINGS, LLC, a Delaware limited liability company (“Landlord”), and IXIA, a California corporation (“Tenant”).
SUMMARY OF BASIC LEASE INFORMATION

	TERMS OF LEASE	DESCRIPTION

1.	Date:	September 14, 2007.

2.	Premises:

	2.1 Buildings:	Building F:

That certain office building containing approximately 50,000 rentable square feet of space and located at 26601 West Agoura Road, Calabasas, CA 91302

Building A:

That certain office building containing approximately 21,612 rentable square feet of space and located at 26701 West Agoura Road, Calabasas, CA 91302

Building C:

That certain office building containing approximately 43,658 rentable square feet of space and located at 26677 West Agoura Road, Calabasas, CA 91302

	2.2 Premises:	A total of approximately 84,124 (80,796 usable) rentable square feet of space, consisting of (i) approximately 50,000 rentable (48,809 usable) square feet of space comprising the entire rentable area of Building F (the “Building F Premises”); (ii) approximately 21,612 (19,823 usable) rentable square feet of space comprising the entire rentable area of Building A (the “Building A

	TERMS OF LEASE	DESCRIPTION

Premises”); and (iii) approximately 12,512 (12,164 usable) rentable square feet of space, commonly known as Suite 101, and located on the first floor of Building C (the “Building C Premises”), all as further set forth in Exhibit A to the Office Lease.

	2.3 Project:	The Buildings are part of an office project known as “Corporate Center — Calabasas,” as further set forth in Section 1.1.2 of this Lease.

3.	Lease Term
(Article 2):

	3.1 Length of Term:	Five (5) years.

	3.2 Lease Commencement Date:	June 1, 2008.

	3.3 Lease Expiration Date:	May 31, 2013.

	3.4 Option Term:	Five (5) years.

4.	Base Rent (Article 3):

4.1 Building F Premises Base Rent:

			Monthly
		Monthly	Rental Rate
	Annual	Installment	per Rentable
Lease Year	Base Rent	of Base Rent	Square Foot*

1	$1,536,000.00	$128,000.00	$2.560
2	$1,582,080.00	$131,840.00	$2.637
3	$1,629,542.40	$135,795.20	$2.716
4	$1,678,428.67	$139,869.06	$2.797
5	$1,728,781.53	$144,065.13	$2.881
4.2	Building A Premises Base Rent:

			Monthly
		Monthly	Rental Rate
	Annual	Installment	per Rentable
Lease Year	Base Rent	of Base Rent	Square Foot*

1	$663,920.64	$55,326.72	$2.560
2	$683,838,26	$56,986.52	$2.637
3	$704,353.41	$58,696.12	$2.716
4	$725,484.01	$60,457.00	$2.797
5	$747,248.53	$62,270.71	$2.881

4.3	Building C Premises Base Rent:

			Monthly
		Monthly	Rental Rate
	Annual	Installment	per Rentable
Lease Year	Base Rent	of Base Rent	Square Foot*
1	$384,368.64	$32,030.72	$2.560
2	$395,899.70	$32,991.64	$2.637
3	$407,776.69	$33,981.39	$2.716
4	$420,009.99	$35,000.83	$2.797
5	$432,610.29	$36,050.86	$2.881
4.4	Total Base Rent:

			Monthly
		Monthly	Rental Rate
	Annual	Installment	per Rentable
Lease Year	Base Rent	of Base Rent	Square Foot*
1	$2,584,289.28	$215,357.44	$2.560
2	$2,661,817.96	$221,818.16	$2.637
3	$2,741,672.50	$228,472.71	$2.716
4	$2,823,922.67	$235,326.89	$2.797
5	$2,908,640.35	$242,386.70	$2.881

*	The Annual Base Rent (and Monthly Installment of Base Rent) applicable during the first (1st) Lease Year was calculated by multiplying the Monthly Rental Rate per Rentable Square Foot by the number of rentable square feet of space in the applicable Premises. Thereafter, the calculation of Annual Base Rent (and Monthly Installment of Base Rent) reflects an annual increase of 3%. Accordingly, the Monthly Rental Rate per Rentable Square Foot for Lease Years 2 —5 are only an approximation for reference purposes only.

5.	Base Year
	(Article 4):	Calendar year 2008.

6.	Tenant’s Share
(Article 4):

	6.1 Building F Premises Share:	100%.

	6.2 Building A Premises Share:	100%.

	6.3 Building C Premises Share:	28.66%

7.	Permitted Use	Tenant shall use the Premises solely for general office use, research and
	(Article 5):	development, light manufacturing, electronic assembly and test and uses incidental thereto (the “Permitted Use”); provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant’s Permitted Use violate, (A) Landlord’s “Rules and Regulations,” as that term is set forth in Section 5.2 of this Lease, (B) all “Applicable Laws,” as that term is set forth in Article 24 of this Lease, (C) all applicable zoning, building codes and the “CC&Rs,” as that term is set forth in Section 5.3 of this Lease, provided a copy of such CC&Rs have been delivered to Tenant, and (D) the character of the Project as a first-class office building Project.

8.	Security Deposit	$90,462.89.
(Article 21):

9.	Parking Pass Ratio	Three and 8/10 (3.8) parking passes for every 1,000 usable square feet of the
	(Article 28):	Premises, for a total of 306 parking passes (i.e., 185 parking passes with respect to Building F Premises, 75 parking passes with respect to the Building A Premises and 46 with respect to the Building C Premises). Notwithstanding the foregoing, twenty-seven (27) parking passes attributable to the Building F Premises, and thirteen (13) parking passes attributable to the Building A Premises, and four (4) parking passes attributable to the Building C Premises, shall be for the use of a reserved surface parking stall. In addition, eighteen (18) parking passes attributable to the Building F Premises shall be located in the parking garage located under of Building F (the “Building F Parking Garage”). All such parking passes and reserved parking stalls shall be provided in accordance with the terms of Article 28.

10.	Address of Tenant	Ixia
	(Section 29.18):	26601 West Agoura Road, Suite 200
Calabasas, CA 91302
Attention: Facilities Manager
(Prior to and after the Lease Commencement Date)

with a copy to:

Ixia
26601 West Agoura Road, Suite 200
Calabasas, CA 91302
Attention: General Counsel
(Prior to and after the Lease Commencement Date)
11.	Address of Landlord
	(Section 29.18):	See Section 29.18 of the Lease.

12.	Broker(s)	Tenant Broker:
(Section 29.24):
The Staubach Company
515 South Flower Street, Suite 1300
Los Angeles, California 90071
Attention: Mr. Gary Horwitz and Mr. Michael Siteman

Landlord Broker:

CB Richard Ellis
771 E. Daily Drive, Suite 300
Camarillo, California 93010
Attention: Mr. Tom Dwyer

13.	Tenant Improvement Allowance	$1,150,000.00
(Section 2 of Exhibit B):

ARTICLE 1
PREMISES, BUILDING, PROJECT, AND COMMON AREAS
     1.1 Premises, Building, Project and Common Areas.
          1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary, consisting of the Building F Premises, the Building A Premises, and the Building C Premises (collectively, the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and each floor or floors of the Premises has or have approximately the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the “TCCs”) herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Buildings,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant acknowledges that Tenant is currently in possession of the Premises pursuant to that certain lease by and between Malibu Canyon Office Partners, LLC, predecessor-in-interest to Landlord, and Tenant (formerly known as Ixia Communications, Inc.), dated November 5, 1999, as amended (the “Existing Lease”), and, therefore, the continued possession of the Premises by Tenant on and after the date of this Lease shall presumptively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair, subject to the completion of “Landlord’s work,” as that term is defined in Section 1.2 of the Tenant Work Letter. Notwithstanding anything set forth in the Existing Lease to the contrary, upon the Lease Commencement Date the Existing Lease shall terminate in its entirety and shall be of no further force or effect (except with respect to those provisions which specifically survive the expiration or earlier termination of the Existing Lease). Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Buildings or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter.
          1.1.2 The Buildings and The Project. The Premises are contained within the buildings (“Building F”, “Building A” and “Building C”) set forth in Section 2.1 of the Summary (Building F, Building A and Building C are sometimes individually referred to herein as “Building” and collectively referred to herein as the “Buildings”). The Buildings are part of an office project known as “Corporate Center — Calabasas.” The term “Project,” as used in this Lease, shall mean (i) the Buildings and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Buildings and the

Common Areas are located, (iii) the other office buildings located adjacent to the Buildings and the land upon which such adjacent office buildings are located, and (iv) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements located in the vicinity of the Project and which are added thereto (collectively, “Additional Property”); provided, however, (A) the addition of any such Additional Property shall not materially interfere with Tenant’s access to, and/or use of the Premises or result in an increase in the amount of Direct Expenses payable by Tenant over the amount of Direct Expenses payable by Tenant immediately prior to the addition of the Additional Property, and (B) if Landlord, during any Expense Year after the Base Year, adds any Additional Property to the Project pursuant to the foregoing item (iv), then the Direct Expenses for the Base Year shall be equitably adjusted (either increased or decreased) by Landlord to an amount that Landlord reasonably determines that Direct Expenses would have been had such Additional Property been a part of the Project during the same period of time during the Base Year as such Additional Property was included in the Project during such subsequent Expense Year.
          1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.” The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within each Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord (but shall at least be consistent with the manner in which the common areas of the “Comparable Buildings,” as that term is defined in Section 2.2.2 of this Lease, below, are maintained and operated) and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may reasonably make from time to time, provided that such rules, regulations and restrictions do not unreasonably interfere with the rights granted to Tenant under this Lease and the permitted use granted under Section 5.1, below. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that no such changes shall be permitted which materially reduce Tenant’s rights or access hereunder, and Landlord shall perform such closures, alterations, additions or changes in a commercially reasonable manner and, in connection therewith, shall use commercially reasonable efforts to minimize any material interference with Tenant’s use of and access to the Premises. Except when and where Tenant’s right of access is specifically excluded in this Lease, Tenant shall have the right of access to the Premises, the Building, and the Project parking facility twenty-four (24) hours per day, seven (7) days per week during the “Lease Term,” as that term is defined in Section 2.1, below.
     1.2 Verification of Rentable and Usable Square Feet of Premises and Buildings. For purposes of this Lease, “rentable square feet” and “usable square feet” of the Premises shall be deemed as set forth in Section 2.2 of the Summary and the rentable square feet of the Buildings shall be deemed as set forth in Section 2.1 of the Summary.

     1.3 Right of First Offer. Landlord hereby grants to the originally named Tenant herein (“Original Tenant”), and any “Permitted Assignee,” as that term is defined in Section 1.3.6 of this Lease, below, a right of first offer with respect to that certain space located in Building C and commonly known as Suite 100 (the “First Offer Space”). Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of the existing leases (including renewals) of the First Offer Space, and such right of first offer shall be subordinate to all rights of tenants under leases of the First Offer Space existing as of the date hereof, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases (all such tenants under existing leases of the First Offer Space and other tenants of the Project, collectively, the “Superior Right Holders”). Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 1.3.
          1.3.1 Procedure for Offer. Landlord shall notify Tenant (a “First Offer Notice”) from time to time when the First Offer Space or any portion thereof becomes available for lease to third parties (other than Superior Right Holders). Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. A First Offer Notice shall describe the space so offered to Tenant and shall set forth the “First Offer Rent,” as that term is defined in Section 1.3.3, below, and the other economic terms upon which Landlord is willing to lease such space to Tenant.
          1.3.2 Procedure for Acceptance. If Tenant wishes to exercise its right of first offer with respect to the space described in a First Offer Notice, then within seven (7) days of delivery of such First Offer Notice to Tenant, Tenant shall deliver notice to Landlord irrevocably exercising Tenant’s right of first offer with respect to the entire space described in such First Offer Notice and either (i) accepting the First Offer Rent and the other economic terms set forth in the First Offer Notice (the “Other Economic Terms”), in which case Tenant’s lease of the First Offer Space shall be at the First Offer Rent and Other Economic Terms, or (ii) rejecting the First Offer Rent and Other Economic Terms, in which case the First Offer Rent and other economic terms applicable to Tenant’s lease of the First Offer Space shall be determined pursuant to arbitration as set forth in Section 2.2.4 of this Lease, below. If Tenant delivers notice to Landlord irrevocably exercising Tenant’s right of first offer with respect to the entire space described in such First Offer Notice but fails to accept or reject the First Offer Rent and Other Economic Terms, then Tenant shall be deemed to have accepted the First Offer Rent and Other Economic Terms. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof. If Tenant does not exercise its right of first offer with respect to any space described in a First Offer Notice or if Tenant fails to respond to a First Offer Notice within seven (7) days of delivery thereof, then Tenant’s right of first offer as set forth in this Section 1.3 shall terminate as to all of the space described in such First Offer Notice.
          1.3.3 First Offer Space Rent. The annual “Rent,” as that term is defined in Section 4.1 of this Lease, payable by Tenant for the First Offer Space (the “First Offer Rent”) shall be equal to the “Market Rent,” as that term is defined in Section 2.2.2 of this Lease, for the First Offer Space, pursuant to transactions consummated within the nine (9)-month period preceding the “First Offer Commencement Date,” as that term is defined in Section 1.3.5 of this Lease.
          1.3.4 Construction In First Offer Space. Tenant shall accept the First Offer Space in its then existing “as is” condition; provided, however, the foregoing shall not be interpreted to mean that Landlord is prevented from providing a tenant improvement allowance to Tenant in connection with the First Offer Space. The construction of improvements in the First Offer Space shall comply with the terms of Article 8 of this Lease.
          1.3.5 Amendment to Lease. If Tenant timely exercises Tenant’s right to lease First Offer Space as set forth herein, then, within thirty (30) days thereafter, Landlord and Tenant shall execute an amendment to this Lease adding such First Offer Space to the Premises upon the terms and conditions as set forth in the First Offer Notice therefor and this Section 1.3; provided, however, if the First Offer Rent has not been determined prior to the date such amendment is executed by the parties, then the amendment shall reflect the fact that the First Offer Rent shall be determined pursuant to the process set forth in Section 2.2.4, below. Tenant shall commence payment of Rent for such First Offer Space, and the term of such First Offer Space shall commence, upon the date of delivery of such First Offer Space to Tenant (the “First Offer Commencement Date”) and terminate on the date set forth in the First Offer Notice therefor.
          1.3.6 Termination of Right of First Offer. The rights contained in this Section 1.3 shall be personal to Original Tenant and any Permitted Assignee, and may only be exercised by Original Tenant or a Permitted Assignee (and not by any other assignee or sublessee of Tenant’s interest in this Lease) if Original Tenant or a Permitted Assignee occupies at least seventy percent (70%) of the entire Premises, provided that for the purposes of this Section 1.3.6, the Original Tenant or Permitted Assignee, as the case may be, shall be deemed to be in occupancy of any space sublet to any Transferee pursuant to a sublease consented to by Landlord pursuant to the terms of Article 14 of this Lease. In addition, Landlord hereby acknowledges that following the proper exercise of Tenant’s right to lease First Offer Space as set forth herein, Tenant may thereafter sublet the First Offer Space to a subtenant approved by Landlord pursuant to the terms and conditions of Article 14, below. The right of first offer granted herein shall terminate as to any space described in a First Offer Notice upon the failure by Tenant to exercise its right of first offer with respect to such space as offered by Landlord. Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.3, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease or Tenant has previously been in default under this Lease more than once. As used in this Lease, the term “Permitted Assignee” shall mean any Transferee that is an assignee of Tenant’s entire interest in this Lease pursuant to an assignment consented to by Landlord pursuant to the terms of Article 14 of this Lease, or which Landlord’s consent was not required pursuant to the terms of Section 14.8 of this Lease.
     1.4 Right of First Refusal. Landlord hereby grants to Original Tenant and any Permitted Assignee a one-time right of first refusal (the “First Refusal Right”) with respect to that certain space commonly known as Suite 100 and located in that certain building (the “26707 Building”) located in the Project and commonly known by the street address of 26707 W.

Agoura Road, Calabasas, California (the “First Refusal Space”). Such First Refusal Right shall be on the terms and conditions set forth in this Section 1.4.
          1.4.1 Procedure for Lease.
               1.4.1.1 Procedure for Offer. Landlord shall notify Tenant (the “First Refusal Notice”) from time-to-time when and if Landlord receives a “bona-fide third-party offer” for all or a portion of the First Refusal Space. Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the applicable First Refusal Space. The First Refusal Notice shall describe the First Refusal Space, and the lease term, rent and other fundamental economic terms and conditions, including the method of measurement of rentable square feet, upon which Landlord proposes to lease such First Refusal Space pursuant to the bona-fide third-party offer (collectively, the “First Refusal Rent”). For purposes of this Section 1.4, a “bona-fide third-party offer” shall mean a counter-offer received by Landlord to lease First Refusal Space from a qualified third party, unaffiliated with Landlord, which Landlord would otherwise be willing to accept. For purposes of example only, the following would each constitute a bone-fide third-party offer:
(i)	Landlord receives a request for proposal from a qualified third party. Landlord responds to the request for proposal with a lease proposal and subsequently receives a written bona-fide counter proposal from the qualified third party acceptable to Landlord.

(ii)	Landlord receives a written offer to lease from a qualified third party. Landlord responds to the offer with a written counter offer and subsequently receives a bona-fide counter to Landlord’s counter offer from the qualified third party acceptable to Landlord.
               1.4.1.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, then within seven (7) days of delivery of the First Refusal Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s exercise of its right of first refusal with respect to all of the First Refusal Space described in the First Refusal Notice at the rent, for the term and upon the other fundamental economic terms and conditions pursuant to Section 1.4.2, below. If Tenant does not so notify Landlord within such seven (7) day period of Tenant’s exercise of its first refusal right, then Landlord shall be free to negotiate and enter into a lease for the First Refusal Space to anyone whom it desires on whatever terms Landlord desires. To the extent Landlord enters into any lease of First Refusal Space with any such third party in accordance with the foregoing (“Third Party Lease”), Tenant’s rights under this Section 1.4 shall be subordinate to the rights of the tenant under the Third Party Lease with respect to the space leased and encumbered pursuant to the provisions of the Third Party Lease, all extensions and renewals thereof, all pure expansion options contained therein which are stated as Landlord delivery obligations within a certain time frame for a certain amount of space, and all right of first offer expansions contained therein.

          1.4.2 Amendment to Lease. If Tenant timely exercises Tenant’s right of first refusal to lease First Refusal Space as set forth herein, Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to this Lease adding such First Refusal Space to the Premises on the terms and conditions contained in this Lease and this Section 1.4. The term of Tenant’s lease of any such First Refusal Space shall commence on the date (the “First Refusal Commencement Date”) upon which Landlord delivers such First Refusal Space to Tenant.
          1.4.3 Termination of First Refusal Right. The rights contained in this Section 1.4 shall be personal to the Original Tenant and any Permitted Assignee (and not any other assignee or sublessee), and shall be exercisable only so long as the Original Tenant or a Permitted Assignee occupies at least seventy percent (70%) of the entire Premises, provided that for the purposes of this Section 1.4.3, the Original Tenant or Permitted Assignee, as the case may be, shall be deemed to be in occupancy of any space sublet to any Transferee pursuant to a sublease consented to by Landlord pursuant to the terms of Article 14 of this Lease. In addition, Landlord hereby acknowledges that following the proper exercise of Tenant’s right to first refusal as set forth herein, Tenant may thereafter sublet the First Refusal Space to a subtenant approved by Landlord pursuant to the terms and conditions of Article 14, below. Tenant shall not have the right to lease any First Refusal Space, as provided in this Section 1.4, if (i) as of the date Landlord would otherwise be required to provide the First Refusal Notice, Tenant is in default under this Lease, or (ii) as of the date Landlord would otherwise be required to provide the First Refusal Notice, Tenant has been in default, after expiration of any applicable notice or cure periods, more than twice. Notwithstanding anything set forth in this Lease to the contrary, in the event Landlord sells the 26707 Building separately from the Buildings, then, prior to the consummation of such sale, Landlord shall record a memorandum of Tenant’s right of first refusal on title of the 26707 Building.
ARTICLE 2
LEASE TERM; OPTION TERM(S)
     2.1 Initial Lease Term. The TCCs and provisions of this Lease shall be effective as of the date of this Lease; provided, however, prior to the expiration of the Existing Lease, Tenant shall continue to lease the Premises pursuant to the terms and provisions of the Existing Lease; provided further, however, the construction of any and all improvements in the Premises prior to and after the expiration of the Existing Lease shall be governed the terms and provisions of this Lease, including without limitation the Tenant Work Letter. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided that the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) days of receipt thereof.

     2.2 Option Terms.
          2.2.1 Option Right. Landlord hereby grants the Original Tenant one (1) option to extend the Lease Term for the entire Premises by a period of five (5) years ( an “Option Term”). Such option shall be exercisable only by Notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, Tenant is not in default under this Lease. Upon the proper exercise of such option to extend, and provided that, as of the end of the Lease Term, Tenant is not in default under this Lease (beyond any applicable notice and cure periods), the Lease Term, as it applies to the entire Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if Original Tenant is in occupancy of the entire then-existing Premises.
          2.2.2 Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Market Rent as set forth below, and the Base Year shall be adjusted (with corresponding consideration to be given in determining the Market Rent) to be the calendar year in which the Option Term commences. For purposes of this Lease, the term “Market Rent” shall mean rent (including additional rent and considering any “base year” or “expense stop” applicable thereto, and also considering the fact that Tenant is not required to pay a separate amount for parking), including all escalations, at which tenants, as of the commencement of the Option Term, or the First Offer Commencement Date, as applicable, are, pursuant to new or renewal transactions completed within the eighteen (18) months prior to the first day of the Option Term (or, if applicable, nine (9) months prior to the First Offer Commencement Date), leasing non-sublease, non-encumbered space, comparable in size, location and quality to the Premises or First Offer Space, as applicable, for a “Comparable Term,” as that term is defined in this Section 2.2.2 (the “Comparable Deals”), which comparable space is located in the “Comparable Buildings,” as that term is defined in this Section 2.2.2, giving appropriate consideration to the annual rental rates per rentable square foot (adjusting the base rent component of such rate to reflect a net value after accounting for whether or not janitorial and electricity expenses are directly paid by the tenant such as Tenant’s direct janitorial and electricity payments provided for in Section 6.1 of this Lease), the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, and taking into consideration only, and granting only, the following concessions (provided that the rent payable in Comparable Deals in which the terms of such Comparable Deals are determined by use of a discounted fair market rate formula shall be equitably increased in order that such Comparable Deals will not reflect a discounted rate) (collectively, the “Rent Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable spaces; (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account the value of the existing improvements in the Premises or First Offer Space, as applicable, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by general office users as contrasted with this specific Tenant, (c) real estate brokerage commissions, if applicable, paid by the landlord in connection with such comparable space, and (d) all other reasonable monetary concessions, if any, being granted such tenants in connection with such comparable space; provided, however, that in calculating the Market Rent, no consideration shall be given to any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The term “Comparable Term” shall refer to the length of the lease term, without consideration of options to extend such term, for the space in question. In addition, the determination of the Market Rent shall include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit, for Tenant’s rent obligations during any Option Term or in connection with Tenant’s lease of the First Offer Space; provided, however, in no event shall Landlord require additional security from Tenant in an amount that exceeds Landlord’s actual out-of-pockets costs (e.g., leasing commissions and/or improvement allowances) in connection with Tenant ‘s lease of the Premises during the Option Term or Tenant’s lease of the First Offer Space, as applicable; provided further, however, if Tenant’s “Net Worth,” as that term is defined in Section 14.8 of this Lease, below, as of the commencement of the Option Term or the First Offer Commencement Date, as applicable, is equal to or greater than the Net Worth of the Original Tenant on the date of this Lease, then Tenant shall not be required to provide Landlord with any additional financial security for Tenant’s rent obligations during the Option Term or Tenant’s lease of the First Offer Space, as applicable. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Deals upon tenants of comparable Net Worth to the then existing Net Worth of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants) If in determining the Market Rent in connection with the Option Term or in connection with Tenant’s lease of the First Offer Space, Tenant is entitled to a tenant improvement or comparable allowance for the improvement of the Premises or First Offer Space, as applicable (the “TI Allowance”), Landlord may, at Landlord’s sole option, elect any or a portion of the following: (A) to grant some or all of the TI Allowance to Tenant in the form as described above (i.e., as an improvement allowance), and/or (B) to reduce the rental rate component of the Market Rent to be an effective rental rate which takes into consideration the fact that Tenant will not receive the total dollar value of such excess TI Allowance (in which case the TI Allowance evidenced in the effective rental rate shall not be granted to Tenant). The term “Comparable Buildings” shall mean the Buildings, the other building in the Project, and the other first-class office buildings which are comparable to the Buildings in terms of age (based upon the date of completion of construction or major renovation as to the building containing the portion of the Premises in question), quality of construction, level of services and amenities, size and appearance, and are located within the area bounded by De Soto Avenue as the Eastern border, Highway 23 as the Western border, a line parallel to, and one-half mile South of, Highway 101 as the Southern border, and a line parallel to, and one-half mile North of, Highway 101 as the Northern border (the (“Comparable Area”).
          2.2.3 Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.2.3. Tenant shall deliver notice (the “Exercise Notice”) to Landlord not more than eighteen (18) months nor less than twelve (12) months prior to the expiration of the Lease Term, stating that Tenant is irrevocably exercising its option.
          2.2.4 Determination of Market Rent. In the event Tenant timely and appropriately exercises an option to extend the Lease Term, or if Tenant irrevocably exercises its right of first offer with respect to the entire space described in a First Offer Notice and rejects the First Offer Rent and other economic terms set forth in the First Offer Notice, then Landlord shall (i) with respect to Market Rent for the Premises during the Option Term, notify Tenant of

Landlord’s determination of the Market Rent on or before the Lease Expiration Date, and (ii) with respect to Tenant’s lease of First Offer Space, notify Tenant of Landlord determination of the Market Rent applicable to the First Offer Space (which may or may not be the same as the First Offer Rent set forth in the First Offer Notice) on or before the First Offer Commencement Date. If Tenant, on or before the date which is thirty (30) days following the date upon which Tenant receives Landlord’s determination of the applicable Market Rent pursuant to the immediately preceding sentence, in good faith objects to Landlord’s determination of the Market Rent, then Landlord and Tenant shall attempt to agree upon the Market Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s objection to the Market Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Market Rent within five (5) days, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.7, below.
               2.2.4.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker, appraiser or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of first-class office properties in the Comparable Area. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent, is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed (“Advocate Arbitrators”).
               2.2.4.2 The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that neither the Landlord or Tenant or either party’s Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior to subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.
               2.2.4.3 The three arbitrators shall within thirty (30) days of the appointment of the Neutral Arbitrator reach a decision as to Market Rent and determine whether the Landlord’s or Tenant’s determination of Market Rent as submitted pursuant to Section 2.2.4 of this Lease is closest to Market Rent as determined by the arbitrators and simultaneously publish a ruling (“Award”) indicating whether Landlord’s or Tenant’s submitted Market Rent is closest to the Market Rent as determined by the arbitrators. Following notification of the Award, the Landlord’s or Tenant’s submitted Market Rent determination, whichever is selected by the arbitrators as being closest to Market rent shall become the then applicable Market Rent.
               2.2.4.4 The Award issued by the majority of the three arbitrators shall be binding upon Landlord and Tenant.

               2.2.4.5 If either Landlord or Tenant fail to appoint an Advocate Arbitrator within fifteen (15) days after the applicable Outside Agreement Date, either party may petition the presiding judge of the Superior Court of Los Angeles County to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.4.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.
               2.2.4.6 If the two Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of Los Angeles County to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.4.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.
               2.2.4.7 The cost of arbitration shall be paid by Landlord and Tenant equally.
               2.2.4.8 In the event that the Market Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, or prior to the First Offer Commencement Date, as applicable, then Tenant shall be required to pay the Market Rent initially provided by Landlord to Tenant, and upon the final determination of the Market Rent, the payments made by Tenant shall be reconciled with the actual amounts of Market Rent due, and the appropriate party shall make any corresponding payment to the other party.
ARTICLE 3
BASE RENT; BASE RENT ABATEMENT
     3.1 Base Rent. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever, except as expressly permitted in this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall be prorated on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.
     3.2 Base Rent Abatement. Notwithstanding the terms of Section 3.1, above, provided that Tenant is not in default of this Lease or the Existing Lease, after expiration of any applicable notice and cure periods expressly set forth in this Lease or the Existing Lease, as applicable, then commencing on October 1, 2007, Landlord shall apply an amount equal to Two

Hundred Ninety-Two Thousand Seven Hundred Six and 52/100 Dollars ($292,706.52) (the “Rent Abatement Amount”) against Tenant’s obligation to pay Base Rent otherwise attributable to the Premises under the Existing Lease until such Rent Abatement Amount has been fully applied.
ARTICLE 4
ADDITIONAL RENT
     4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2, respectively, of this Lease, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any Expense Year below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease; provided further, however, with respect to that portion of Direct Expenses which consist of “Facilities Expenses,” as that term is defined in Section 4.8 of this Lease, below, Tenant shall pay “Tenant’s Facilities Share,” as that term is defined in Section 4.9 of this Lease, below, of such Facilities Expenses. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent; provided, however, the parties hereby acknowledge that the first monthly installment of Tenant’s Share of any “Estimated Excess,” as that term is set forth in, and pursuant to the terms and conditions of, Section 4.4.2 of this Lease, shall first be due and payable for the calendar month occurring immediately following the expiration of the Base Year. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.
     4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
          4.2.1 “Base Year” shall mean the period set forth in Section 5 of the Summary.
          4.2.2 “Direct Expenses” shall mean “Operating Expenses,” “Tax Expenses,” and “Facilities Expenses.”
          4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

          4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (not including electricity consumed by Tenant in the Premises or for Tenant’s HVAC System or otherwise), the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space and/or for any Project space occupied by “Common Area Facilities” (i.e., any cafeterias, fitness centers and/or other amenities located in the Project); (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of Project manager) engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Buildings; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including reasonable interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are reasonably intended to effect economies in the operation or maintenance of the Project, or any portion thereof, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) that are required under any governmental law or regulation by a federal, state or local governmental agency, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date; provided, however, that any capital expenditure shall be amortized with interest over its useful life as Landlord shall reasonably determine; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below; and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Buildings. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:
               (a) costs, including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);
               (b) except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment;
               (c) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;
               (d) any bad debt loss, rent loss, or reserves for bad debts or rent loss;
               (e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;
               (f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;
               (g) amount paid as ground rental for the Project by the Landlord;

               (h) overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;
               (i) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;
               (j) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project ;
               (k) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;
               (l) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;
               (m) any costs expressly excluded from Operating Expenses elsewhere in this Lease;
               (n) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;
               (o) costs to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;
               (p) costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto;
               (q) costs arising from Landlord’s charitable or political contributions;
               (r) any gift provided to any entity whatsoever, including, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents;
               (s) any costs covered by any warranty, rebate, guarantee or service contract which are actually collected by Landlord (which shall not prohibit Landlord from passing through the costs of any such warranty, rebate, guarantee or service contract if otherwise includable in Operating Expenses);
               (t) any costs included as a Tax Expense pursuant to Section 4.2.5 below;
               (u) penalties, fines, or fees incurred by Landlord due to Landlord’s violation of any federal, state or local law, statute or ordinance, or any rule, regulation, judgment or decree of any governmental rule or authority;
               (v) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;
               (w) costs incurred by Landlord for the repair of damage to the Building, but only to the extent that Landlord is reimbursed by insurance proceeds, and, except as set forth in items (xii) and (xiii) above, the costs of all capital repairs, regardless of whether such repairs are covered by insurance;
               (x) advertising and promotional expenditures, and costs of signs in or on the Building identifying the owner of the Building or other tenants’ signs;
               (y) penalties, fines, or fees incurred by Landlord in connection with Landlord’s failure to upgrade the Building to comply with disability, life, fire and safety codes, ordinances, statutes, or other laws in effect prior to the Lease Commencement Date, including, without limitation, the Americans with Disabilities Act; and
               (z) any entertainment, dining or travel expenses for any purpose.
     If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If any Building is not at least ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment in accordance with sound real estate management and accounting practices to the variable components of Operating Expenses (i.e., those components which vary based upon occupancy) for such year to determine the amount of Operating Expenses that would have been incurred had such Building been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses for the Base Year shall not include market-wide cost increases (including utility rate increases) due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs relating to capital improvements. In no event shall the components of Direct Expenses for any Expense Year related to Project utility, services, or insurance costs be less than the components of Direct Expenses related to Project utility, services, or insurance costs in the Base Year. Landlord shall not (1) make a profit by charging items to Operating Expenses that are otherwise also charged separately to tenants (including Tenant) of the Project, and (2) subject to Landlord’s right to adjust the components of Operating Expenses described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Project in an amount in excess of what Landlord incurs for the items included in Operating Expenses.
          4.2.5 Taxes.
               4.2.5.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.
               4.2.5.2 Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises. All assessments which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of landlords of the Comparable Buildings) and shall be included as Tax Expenses in the year in which the installment is actually paid.
               4.2.5.3 Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Except as set forth in Section 4.2.5.4, below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes (including such income taxes on income from the Project), and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, and (iv) tax penalties incurred as a result of Landlord’s failure to make payments and/or to file any tax or informational returns when due. If the property tax assessment for the Project (or any portion thereof) (or Tax Expenses) for the Base Year or any Expense Year does not reflect an assessment (or Tax Expenses) for a one hundred percent (100%) leased, completed and occupied project (such that existing or future leasing, tenant improvements and/or occupancy may result in an increased assessment and/or increased Tax Expenses), Tax Expenses shall be adjusted, on a basis consistent with sound real estate accounting principles, to reflect an assessment for (and Tax Expenses for) a one hundred percent (100%) leased, completed and occupied project.
               4.2.5.4 Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Direct Expenses for purposes of this Lease, and

(ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord. Landlord and Tenant acknowledge that this Section 4.2.5.4 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 4.2.5.1 through 4.2.5.3, above and Section 4.6, below. Notwithstanding the foregoing, upon a “Reassessment,” as that term is defined in Section 4.6 below, occurring after the Base Year, the component of Tax Expenses for the Base Year which is attributable to the assessed value of the Project under Proposition 13 prior to the Reassessment (without taking into account any Proposition 8 reductions) shall be reduced, if at all, for the purposes of comparison to all subsequent Expense Years (commencing with the Expense Year in which the Reassessment takes place) to an amount equal to the real estate taxes based upon such Reassessment.
          4.2.6 “Tenant’s Share” shall mean (i) with respect to the Building F Premises, the percentage set forth in Section 6.1 of the Summary, (ii) with respect to the Building A Premises, the percentage set forth in Section 6.2 of the Summary, and (iii) with respect to the Building C Premises, the percentage set forth in Section 6.3 of the Summary.
     4.3 Allocation of Direct Expenses.
          4.3.1 Method of Allocation. The parties acknowledge that the Buildings are part of a multi-building project and that certain costs and expenses incurred in connection with the Project (i.e., the Direct Expenses which are not solely attributable to a specific building of the Project) should be shared between all of the tenants of Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for each Building, as well as for the Project as a whole. Thereafter, a portion of the Direct Expenses attributable to the Project as a whole, and not solely attributable to a specific building, which portion shall be determined by Landlord on an equitable basis based on the respective rentable areas of the buildings in the Project, shall be allocated to each Building (as opposed to any other building in the Project) and such portion shall be the Direct Expenses for such Building for purposes of this Lease. Such portion of Direct Expenses allocated to each Building shall include all Direct Expenses attributable solely to such Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.
          4.3.2 Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.
     4.4 Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”); provided, however, Landlord hereby agrees that, for any Lease Year following the Base Year, “Controllable Expenses,” as that term is defined in this Section 4.4, below, shall never be increased to an amount in excess of the amount that such Controllable Expenses would currently be had they increased, from the initial amount for such Controllable Expenses set forth in the Base Year, at a compounded rate of five percent (5%) per Expense Year. For purposes of this Lease, “Controllable Expenses” shall mean (i) the fee charged by the property manager of the Project, including payment of the property manager’s administrative and executive salaries, (ii) the amount of rent charged to Operating Expenses as rent for the Project management office, and (iii) the costs of janitorial service contracts, security service contracts, landscaping contracts, HVAC maintenance contracts, elevator maintenance contracts, and life safety maintenance contracts. Furthermore, notwithstanding anything contained in this paragraph to the contrary, Controllable Expenses shall not include (A) the cost of union labor, including labor which is not union as of the date of this Lease but which unionizes after the date of this Lease, (B) market-wide labor-rate increases due to extraordinary circumstances, including without limitation, boycotts and strikes, (C) costs incurred due to an event of “Force Majeure,” as that term is defined in Section 29.16 of this Lease, and (D) costs incurred to comply with “Applicable Laws,” as that term is defined in Article 24 of this Lease.
          4.4.1 Statement of Actual Building Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state in general major categories the Building Direct Expenses incurred or accrued for the Base Year or such preceding Expense Year, as applicable, and which shall indicate the amount of the Excess. Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Building Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Building Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year, and as to which Tenant is otherwise responsible in accordance with the terms of this Lease.

          4.4.2 Statement of Estimated Building Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth in general major categories Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Building Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Building Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Building Direct Expenses for the Base Year. Landlord shall use commercially reasonable efforts to deliver such Estimate Statement to Tenant on or before May 1 following the end of the Expense Year to which such Estimate Statement relates. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain books and records with respect to Building Direct Expenses in accordance with generally accepted real estate accounting and management practices, consistently applied.
     4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.
          4.5.1 Tenant shall be liable for and shall pay before delinquency (unless Tenant is contesting the same in good faith and in accordance with applicable laws), taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property (and a separate assessment is made therefor, or such amount is otherwise readily discernable from the assessment) and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall, within ten (10) days after demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.
          4.5.2 If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Buildings are assessed, pursuant to a separate assessment, or provided that such increase in taxes is otherwise readily discernable from the assessment, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.
          4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency (unless Tenant is contesting the same in good faith and in accordance with applicable laws) any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
     4.6 Tenant’s Payment of Certain Tax Expenses. Notwithstanding anything to the contrary contained in this Lease, in the event that, at any time during the first two (2) Lease Years, any sale, refinancing, or change in ownership of the Building(s) or Project is consummated (specifically excluding, however, a change in ownership to a lender resulting from a foreclosure or a deed-in-lieu of foreclosure), and as a result thereof, and to the extent that in connection therewith, the Building(s) or Project is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, then Landlord shall provide Tenant a one-time credit against Base Rent, to be applied against the next installment of Base Rent due and owing under this Lease, in an amount equal to One Hundred Fifty Thousand Dollars ($150,000.00). The terms of this Section 4.6 shall be applicable only to the first such Reassessment that occurs during the first two (2) Lease Years and shall not be applicable to any subsequent Reassessment.
     4.7 Landlord’s Books and Records. Within one hundred eighty (180) days after receipt of a Statement by Tenant (the “Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and is not paid on a contingent fee basis), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records at Landlord’s offices, provided that Tenant is not then in default after expiration of all applicable cure periods of any obligation under this Lease (including, but not limited to, the payment of the amount in dispute). In connection with such inspection, Tenant and Tenant’s agents (including Tenant’s accountant) must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant’s failure to dispute the amounts set forth in any Statement within the Review Period shall constitute a waiver of Tenant’s right or ability to dispute the amounts set forth in such Statement. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing that Tenant still disputes such amounts, a certification as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant selected by Landlord and subject to Tenant’s reasonable approval and who is a member of a nationally or regionally recognized accounting firm, which certification shall be binding upon Landlord and Tenant. Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. However, if such certification by the accountant proves that the Direct Expenses set forth in the Statement were overstated by more than four percent (4%), then the cost of the accountant and the cost of such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.7, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant.
     4.8 “Facilities Expenses” shall mean all Operating Expenses and Tax Expenses allocable to any and all Common Area Facilities.
     4.9 “Tenant’s Facilities Share” shall mean a percentage, which may be expressed as a fraction, the numerator of which rentable square feet of the Premises and the denominator shall be the total rentable square footage occupied by tenants of the Project who also pay their respective share of Facilities Expenses (i.e., unoccupied space in the Project and space occupied by tenant that do not pay their share of Facilities Expenses shall be excluded).
ARTICLE 5
USE OF PREMISES
     5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.
     5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof (provided, however, that to the extent Landlord permits an office of any agency or bureau of the United States or any state or political subdivision thereof to be conducted at the Project, then Tenant shall be permitted to conduct such uses in a comparable manner and to a comparable extent); (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations. Tenant shall not allow occupancy density of use of the Premises which is greater than the average density of the other tenants of the buildings in the Project. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect; provided, however, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant’s business. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or materially interfere with the rights of other tenants or occupants of the Buildings, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the Project.
     5.3 CC&Rs. Tenant shall comply with all recorded covenants, conditions, and restrictions currently affecting the Project, to the extent Landlord provides a copy of such recorded covenants, conditions, and restrictions to Tenant. Additionally, Tenant acknowledges that the Project may be subject to any future covenants, conditions, and restrictions (the “CC&Rs”) which Landlord, in Landlord’s discretion, deems reasonably necessary or desirable, and Tenant agrees that this Lease shall be subject and subordinate to such CC&Rs, provided that (i) Landlord provides a copy of such CC&Rs to Tenant, and (ii) such CC&Rs do not increase Tenant’s obligations, or decrease Tenant’s rights under the terms of this Lease.
ARTICLE 6
SERVICES AND UTILITIES
     6.1 Standard Tenant Services. Landlord shall maintain and operate the Buildings in a manner consistent with the Comparable Buildings, and shall keep the Building Structure and Building Systems in condition and repair consistent with the Comparable Buildings. Landlord hereby acknowledges that Tenant has upgraded the electrical service supporting portions of the Premises and that Tenant shall have the right to use such upgraded electrical service to its full capacity. In addition Tenant may, with Landlord’s prior consent and in accordance with the TCCs of Article 8 of the Lease, below, perform additional upgrades to the electrical services supporting the Premises.
          Notwithstanding the foregoing, Tenant shall pay for all utilities (including without limitation, electricity, gas, sewer and water) attributable to its use of the entire Premises and shall also provide its own janitorial and security services for the Buildings. Such utility use shall include electricity, water, and gas use for lighting, incidental use and “HVAC,” as that term is defined below. All such utility, janitorial and security payments shall be excluded from Operating Expenses and shall be paid directly by Tenant prior to the date on which the same are due to the utility provider janitorial company and/or security company, as applicable. Landlord and Tenant hereby acknowledge that each portion of the Premises is separately metered or submetered. Landlord shall not be required to provide any services other than with regard to its maintenance and repair obligation relating to the Building Structure and the Common Areas.
     6.2 Overstandard Tenant Use; Tenant Maintained Building Systems; HVAC.
          6.2.1 Overstandard Tenant Use. The terms of this Section 6.2.1 shall be applicable only to that portion of the Premises located in Building C. Tenant shall not, without

Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease; provided, however, Landlord hereby consents to the use of office machines installed in the Premises as of the date of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish; provided, however, such hourly cost will be limited to an amount reasonably determined by Landlord to reimburse Landlord for the excess wear and tear on the applicable HVAC equipment (and shall expressly not include utility charges since the Premises is separately metered).
          6.2.2 Tenant Maintained Building Systems; HVAC. The terms of this Section 6.2.2 shall be applicable only to that portion of the Premises located in Buildings A and F. Tenant shall, at Tenant’s sole cost and expense, (i) maintain the Buildings’ mechanical, electrical, life safety, plumbing, fire-sprinkler systems (except to the extent Landlord retains repair and maintenance responsibility for life safety, plumbing and/or fire-sprinkler systems), (ii) subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, maintain (itself or through a service provider) heating and air conditioning to the Premises (“HVAC”), and (iii) maintain the remaining portions of the Premises which are not part of the “Building Structure,” as that term is set forth in Article 7 of this Lease, to the extent such Building Structure is to be maintained and repaired by Landlord.
     6.3 Tenant Maintained Security. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Any such security measures for the benefit of the Premises, the Building or the Project shall be provided by Tenant, at Tenant’s sole cost and expense. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed.
     6.4 Tenant Maintenance Standards. All Tenant maintained Building Systems, including HVAC, shall be maintained in accordance with manufacturer specifications by Tenant in a commercially reasonable condition. Tenant shall contract with a qualified, experienced professional third party service company to perform its maintenance, repair and replacement obligations hereunder with respect to the HVAC systems (which shall provide for and include, without limitation, replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including maintenance of duct work, interior unit drains and caulking of sheet metal, and recaulking of jacks and vents on an as-needed basis). Each and every service contract shall be provided to Landlord prior to finalization and Landlord shall have the reasonable right to approve or disapprove of the form or contents of the service contracts or the persons or entities to be engaged thereunder within five (5) business days after receiving a copy of any such agreements from Tenant. In addition, upon request from Landlord, Tenant shall provide to Landlord copies of any and all service contracts and records of Tenant’s maintenance of such Building Systems. In connection with Tenant’s HVAC maintenance obligations, Landlord shall provide Tenant access to the roofs of the applicable Buildings. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except as set forth in Section 6.7, below) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent (except as set forth in Section 6.7, below) or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.
     6.5 Tenant HVAC System. As a part of its Tenant Improvements (as defined in Section 2.1 of the Tenant Work Letter) and subject to the terms of the Tenant Work Letter, Tenant, at its sole expense, may install a supplemental HVAC system on the roof of Building F, Building A and/or Building C, or otherwise in a location in the Premises approved by Landlord, for the purpose of providing supplemental air-conditioning to the Premises (the “Tenant HVAC System”). All aspects of the Tenant HVAC System (including, but not limited to, any connection to the Building’s chilled water system) shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, unless the structural aspects of the Building, the Building systems and equipment, and/or the exterior appearance of the Building will be affected, in which event Landlord’s approval may be withheld in Landlord’s sole and absolute discretion. If required for such purpose, Tenant may connect into the Building’s chilled water system, if and to the extent that Tenant’s use of chilled water pursuant to this Section 6.5 will not materially, adversely affect the chilled water system or the use thereof by other tenants of the Building, if any, as determined by Landlord in Landlord’s sole discretion. If Tenant connects into the Building’s chilled water system pursuant to the terms of the foregoing sentence, then Landlord may install, at Tenant’s expense, a meter to measure Tenant’s use of chilled water, and Tenant shall reimburse Landlord for Tenant’s use of chilled water at the cost reasonably determined by Landlord. In addition, Landlord shall, at Tenant’s sole cost and expense, separately meter the electricity utilized by the Tenant HVAC System, and

Tenant shall reimburse Landlord for the cost as reasonably determined by Landlord of all electricity utilized by the Tenant HVAC System. At Landlord’s election prior to the expiration or earlier termination of this Lease, Tenant shall leave the Tenant HVAC System in the Premises upon the expiration or earlier termination of this Lease, in which event the Tenant HVAC System shall be surrendered with the Premises upon the expiration or earlier termination of this Lease, and Tenant shall thereafter have no further rights with respect thereto. In the event that Landlord fails to elect to have the Tenant HVAC System left in the Premises upon the expiration or earlier termination of this Lease, then Tenant shall remove the Tenant HVAC System upon the expiration or earlier termination of this Lease, and repair all damage to the Building resulting from such removal, at Tenant’s sole cost and expense. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation, repair, replacement, and removal (subject to the foregoing terms of this Section 6.5), of the Tenant HVAC System, and in no event shall the Tenant HVAC System interfere with Landlord’s operation of the Building. Any reimbursements owing by Tenant to Landlord pursuant to this Section 6.5 shall be payable by Tenant within ten (10) days of Tenant’s receipt of an invoice therefor.
     6.6 Generator. Subject to the terms hereof and Applicable Laws, Tenant shall have the right to install a generator (the “Generator”) in a location to be mutually and reasonably agreed upon by Landlord and Tenant (the “Generator Area”); provided, however, if the Generator Area is located in a project parking area, then the number of surface reserved parking passes allocated to Tenant shall be reduced by the number of whole and/or partial parking spaces used to create the Generator Area. Tenant shall be responsible for any and all costs, if any, incurred by Landlord as a result of or in connection with Tenant’s installation, operation and/or use of the Generator. Subject to Landlord’s prior approval of all plans and specifications, which approval shall not be unreasonably withheld, and at Tenant’s sole cost and expense, Landlord shall permit Tenant to install and maintain the Generator in the Generator Area, and connections between the Generator and Landlord’s electrical systems in the Building(s), all in compliance with all Applicable Laws. Such Generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage in the Building. Tenant shall be entitled to operate the Generator and such connections to the Building for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord. Tenant shall submit the specifications for design, operation, installation and maintenance of the connections to the Generator and facilities related thereto to Landlord for Landlord’s consent, which consent will not be unreasonably withheld or delayed and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord’s engineers, so that the Building’s systems or other components of the Building are not adversely affected by the installation and operation of the Generator. The cost of design (including engineering costs) and installation of the Generator and the costs of the Generator itself shall be Tenant’s sole responsibility, but which costs shall be deemed a “Tenant Improvement Allowance Item” pursuant to Section 2.2.1 of the Tenant Work Letter. All repairs and maintenance of the Generator shall be the sole responsibility of Tenant, and Landlord makes no representation or warranty with respect to such Generator. Tenant shall remove the Generator and all related facilities and equipment upon the expiration or earlier termination of this Lease and repair all damage to the Building and/or Project resulting from such removal and restore all affected areas to their condition existing prior to Tenant’s installation of the Generator, all at Tenant’s sole cost and expense. The terms of the preceding sentence shall survive the termination or earlier expiration of this Lease. The Generator shall be deemed to be a part of the Premises for purposes of the indemnification and insurance provisions of this Lease, and Tenant shall maintain, at Tenant’s cost, industry standard “boiler and machinery” insurance coverage with respect thereto.
     6.7 Interruption of Use. If (i) Landlord fails to perform the obligations required of Landlord under the TCCs of this Lease, (ii) such failure causes all or a portion of the Premises to be untenantable and unusable by Tenant, and (iii) such failure relates to (A) the nonfunctioning of the heat, ventilation, and air conditioning system in the Premises, the electricity in the Premises, the nonfunctioning of the elevator service to the Premises, or (B) a failure to provide access to the Premises, Tenant shall give Landlord notice (the “Initial Notice”), specifying such failure to perform by Landlord (the “Abatement Event”). If Landlord has not cured such Abatement Event within three (3) business days after the receipt of the Initial Notice (the “Eligibility Period”), Tenant may deliver an additional notice to Landlord (the “Additional Notice”), specifying such Abatement Event and Tenant’s intention to abate the payment of Rent under this Lease. If Landlord does not cure such Abatement Event within two (2) business days of receipt of the Additional Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date three (3) business days after the Initial Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant’s sole and exclusive remedy at law or in equity for a Abatement Event. Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.
ARTICLE 7
REPAIRS
     Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, and the floor or floors of the Buildings on which the Premises are located, in good order, repair and condition at all times during the Lease Term, normal wear and tear, damage to the Premises which would be repaired under Article 11 hereof, excepted. In addition, subject to Landlord’s repair obligations as set forth in this Article 7 and Article 11, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, after written notice to Tenant and Tenant’s failure to repair within five (5) days thereafter, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Buildings and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, reasonable fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Notwithstanding the foregoing, Landlord shall be responsible for repairs to the exterior walls, foundation, roof and other structural elements of the Buildings, and the structural portions of the floors of the Buildings (collectively, the “Building Structure”), and the systems and equipment of the Buildings and Common Areas (collectively the “Building Systems”), except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry into the Premises by Landlord shall be performed in a manner so as not to materially interfere with Tenant’s use of, or access to, the Premises; provided that, with respect to items (ii) and (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
ARTICLE 8
ADDITIONS AND ALTERATIONS
     8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Buildings or is visible from the exterior of the Buildings. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations do not adversely affect the systems and equipment of the Buildings, exterior appearance of the Buildings, or structural aspects of the Buildings (the “Cosmetic Alterations”). The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.
     8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and the requirement that upon Landlord’s timely request (as more particularly set forth in, and subject to the terms of, Section 8.5, below), Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of Calabasas, all in conformance with Landlord’s construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall include the structural portions of the Buildings, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Buildings on the floor or floors on which the Premises are located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Buildings or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.
     8.3 Payment for Improvements. If payment is made directly to contractors, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard contractor’s rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to five percent (5%) of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work.
     8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant, or its general contractor, carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alteration and naming Landlord as a co-obligee, but which lien and completion bond coverage shall not exceed one hundred percent (100%) of the cost of such Alteration.
     8.5 Landlord’s Property. Landlord and Tenant hereby acknowledge and agree that (i) all Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become part of the Premises and the property of Landlord, and (ii) the Tenant Improvements to be constructed in the Premises pursuant to the TCCs of the Tenant Work Letter shall, upon completion of the same, be and become a part of the Premises and the property of Landlord. Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Alterations or improvements in the Premises and to repair any damage to the Premises and Building caused by such removal; provided, however, if, in connection with its notice to Landlord with respect to any such Alterations or Cosmetic Alterations, (i) Tenant requests Landlord’s decision with regard to the removal of such Alterations or Cosmetic Alterations, and (ii) Landlord thereafter agrees in writing to waive the removal requirement with regard to such Alterations or Cosmetic Alterations, then Tenant shall not be required to so remove such Alterations or Cosmetic Alterations; provided further, however, Tenant shall have no obligation to remove any improvements existing in the Premises as of the date of this Lease except the following: (A) bus bars in server rooms including electrical back to panel; (B) supplemental air conditioning units with the exception of the supplemental air conditioning units located on the third floor of Buildings A and F; (C) all equipment and other racks; and (D) furniture systems including electrical back to panels. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises, and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord, then Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.
ARTICLE 9
COVENANT AGAINST LIENS
     Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within five (5) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Buildings or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Buildings or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Buildings and Premises.
ARTICLE 10
INSURANCE
     10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant; provided, however, the foregoing waiver and release shall not apply with respect to such injury, death or damage to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Party. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises, any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the TCCs of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Further, Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination. Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligations on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages other than those consequential damages for which Tenant may become liable under the terms of Article 16, below, or incurred by Landlord in connection with any repair, physical construction or improvement work performed by or on behalf of Tenant in the Project, but Tenant shall not be responsible for any direct or consequential damages resulting from

Landlord’s or contractor’s acts or omissions in connection with the completion by Landlord of the Tenant Improvements in the Premises pursuant to the Tenant Work Letter.
     10.2 Landlord’s Fire, Casualty and Liability Insurance. Landlord shall carry commercial general liability insurance with respect to the Buildings during the Lease Term, and shall further insure the Buildings during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage, for full replacement value of the Buildings. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Buildings or the ground or underlying lessors of the Buildings, or any portion thereof. Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Buildings shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings, and Worker’s Compensation and Employer’s Liability coverage as required by applicable law. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises for other than typical office purposes causes any material increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase; provided, however, Landlord hereby acknowledges that Tenant’s use of the Premises since 2000 (pursuant to the terms of the Existing Lease) has not caused an increase in Landlord’s insurance premiums. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.
     10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.
          10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate

Personal Injury Liability	$5,000,000 each occurrence
$5,000,000 annual aggregate
0% Insured’s participation

          10.3.2 Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant Improvements,” as that term is defined in Section 2.1 of the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.
          10.3.3 Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations, with limits not less than One Million and No/100 Dollars ($1,000,000.00).
          10.3.4 Comprehensive Automobile Liability Insurance covering all owned or hired vehicles with the following limits of liability: One Million Dollars ($1,000,000.00) combined single limit for bodily injury and property damage.
     10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party the Landlord so specifies that has a material financial interest in the Project, as an additional insured, including Landlord’s managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage changed unless ten (10) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord, the identity of whom has been provided to Tenant in writing. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least ten (10) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, after written notice to Tenant and Tenant’s failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor.
     10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and

Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.
     10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of other Comparable Buildings.
ARTICLE 11
DAMAGE AND DESTRUCTION
     11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Buildings or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord (the “60-Day Notice Period”), Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date upon which Tenant reasonably should have completed repairs to the Premises, assuming that Tenant used reasonable due diligence in connection with such repairs, but taking into consideration any delay in the commencement of such repairs resulting from the 60-Day Notice Period.
     11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Buildings and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Buildings or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Buildings or Project or ground lessor with respect to the Buildings or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies (unless such failure of coverage is a result of Landlord’s failure to maintain the policies of insurance required to be maintained by Landlord pursuant to the terms of Section 10.2, above); or (iv) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within such 180-day period, Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than ten (10) business days following the end of each such month. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty-day period, then this Lease shall terminate upon the expiration of such thirty-day period. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by fire or other casualty was not caused by an intentional act or omission of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) as a result of the damage, Tenant cannot reasonably conduct its business from the Premises; and, (c) as a result of the damage to the Project, Tenant does not occupy or use the Premises at all. In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease.
     11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Buildings or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Buildings or the Project.
ARTICLE 12
NONWAIVER
     No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
ARTICLE 13
CONDEMNATION
     If the whole or any material part of the Premises, Buildings or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Buildings or Project, in such a manner as to have a material adverse impact on Landlord’s ability to economically operate the Project in the manner required under this Lease, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If a material portion of the Premises or Project is taken, or if Tenant’s use of or access to the Premises or Project is materially impaired, in each case for a period in excess of thirty (30) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for (i) Tenant’s loss of goodwill; (ii) Tenant’s loss of business and business interruption, (iii) any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and (iv) for moving expenses. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of thirty (30) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14
ASSIGNMENT AND SUBLETTING
     14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) reasonable information demonstrating the financial responsibility of the proposed Transferee, and the nature of such Transferee’s business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Landlord shall respond to any such Transfer Notice within thirty (30) days after Landlord’s receipt of the same (and all of the items required to be provided in connection therewith as set forth above). Any Transfer, except for “Non-Transfers” pursuant to the terms and conditions of Article 14.8, below, made without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable professional fees (including, without limitation, reasonable attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord.
     14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:
          14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Buildings or the Project as reflected by the then existing tenants of the Project with respect to comparable space, and of the Comparable Buildings;

          14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;
          14.2.3 The Transferee is either a governmental agency or instrumentality thereof; provided, however, that Tenant shall be entitled to assign, sublet or otherwise transfer to a governmental agency or instrumentality thereof to the extent Landlord has leased or has permitted the lease of space to a comparable (in terms of security, foot traffic, prestige, eminent domain and function oriented issues) governmental agency or instrumentality thereof in comparably located space of comparable size;
          14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;
          14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or
          14.2.6 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice, but with regard to each of conditions (i), (ii) and (iii) above, only to the extent Landlord has comparable space in the Project for such proposed Transferee.
     If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent.

     14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee; provided, however, if Tenant (A) exercises its right of first offer pursuant to the terms of Section 1.3 of this Lease, above, and thereafter sublets the First Offer Space to a subtenant, (B) exercises its right of first refusal pursuant to the terms of Section 1.4 of this Lease, above, and thereafter sublets the First Refusal Space to a subtenant, (C) installs Rooftop Equipment (or has such Rooftop Equipment installed) on behalf of a subtenant pursuant to Article 22, (D) installs Tenant Signage (or has such Tenant Signage installed) on behalf of a subtenant pursuant to Article 23, or (E) allows a subtenant to park in reserved parking spaces acquired by Tenant pursuant to its Parking ROFO, then the Transfer Premium shall be one hundred percent (100%). “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant in connection with the Transfer (including, without limitation, legal fees) for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent and other concessions provided to the Transferee, and (iii) any brokerage commissions in connection with the Transfer. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. In the calculations of the Rent (as it relates to the Transfer Premium calculated under this Section 14.3), and the Transferee’s Rent and Quoted Rent under Section 14.2 of this Lease, the Rent paid during each annual period for the Subject Space, and the Transferee’s Rent and the Quoted Rent, shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and tenant improvement allowance. For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis over the relevant term.
     14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant request Landlord consent to a Transfer (i) with respect to any space located in Building A, or (ii) with respect to any space located in Building C, or (iii) of more than a full floor with respect to space located in Building F, then Landlord shall have the option, by giving written notice to Tenant within twenty (20) days after receipt of the applicable Transfer Notice, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14.
     14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than three and one-half percent (3.5%), Tenant shall pay Landlord’s costs of such audit.
     14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution of Tenant in a manner that does not result in a continuing entity that would be liable under the terms of this Lease, or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.
     14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
     14.8 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, (i) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (ii) an assignment of the Premises to an entity which acquires all or substantially all of the assets or interests (partnership, stock or other) of Tenant, (iii) an assignment of the Premises to an entity which is the resulting entity of a merger or consolidation of Tenant, or (iv) a sale of corporate shares of capital stock in Tenant in connection with an transaction resulting in Tenant being a privately held corporation, shall not be deemed a Transfer under this Article 14 (any such assignee or sublessee described in items (i) through (iv) of this Section 14.8 hereinafter referred to as a “Permitted Non-Transferee”), provided that (a) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer or transferee as set forth above, (b) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (c) any transferee under this Section 14.8 shall be of a character and reputation consistent with the quality of the Building, and (d) such transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the greater of (1) the Net Worth of Tenant immediately prior to such assignment or sublease, and (2) the Net Worth of the Original Tenant on the date of this Lease. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Non-Transferee may also be referred to herein as a “Non-Transferee Assignee.” “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.
ARTICLE 15
SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES
     15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.
     15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, cabling (data, voice, electrical, etc), business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Buildings resulting from such removal.
ARTICLE 16
HOLDING OVER
     If Tenant holds over in all or any portion of the Premises after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to the product of (i) the Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to one hundred fifty percent (150%). Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.
ARTICLE 17
ESTOPPEL CERTIFICATES
     Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. If at any time during the Lease Term, Landlord elects to sell or refinance the Project or any Building, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that “controls” Tenant or is otherwise an “affiliate” of Tenant, as those terms are defined in Section 14.8 of this Lease) is publicly traded on a national stock exchange, and (ii) Tenant has it own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise Affiliates of Tenant), then Tenant’s obligation to provide Landlord with a copies of its financial statements shall be deemed satisfied. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.
ARTICLE 18
SUBORDINATION
     This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto (collectively, the "Superior Holders”); provided, however, that in consideration of and a condition precedent to Tenant’s agreement to subordinate this Lease, shall be the receipt by Tenant of a non-disturbance agreement in the Superior Holders’ standard form, provided that such standard form shall (i) require such Superior Holder to accept this Lease, and not to disturb Tenant’s possession, so long as Tenant is not in default under the terms of this Lease beyond any applicable notice and cure period, and (ii) not materially increase Tenant’s obligations under this Lease (a “SNDAA”). Landlord shall use commercially reasonable efforts to deliver to Tenant a SNDAA from any current Superior Holder on or before the Lease Commencement Date. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within fifteen (15) days of request by Landlord, execute a commercially reasonable Non-Disturbance Agreement and/or other reasonable instruments or assurances, reasonably acceptable to Tenant, as may reasonably be required to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Except as otherwise expressly set forth in any Non-Disturbance Agreement entered into by Tenant and any current or future lender, ground lessor or other lienholder, Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.
ARTICLE 19
DEFAULTS; REMEDIES
     19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:
          19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due, which failure is not cured within three (3) business days after written notice from Landlord that said amount was not paid when due; or
          19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for twenty (20) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a twenty (20) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of thirty (30) days after written notice thereof from Landlord to Tenant; or
          19.1.3 To the extent permitted by law, a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

          19.1.4 Abandonment, pursuant to California Civil Code Section 1951.3, of the Premises by Tenant; or
          19.1.5 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than two (2) business days after notice from Landlord.
     The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.
     19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
          19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:
               (a) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
               (b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
               (c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
               (d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and
               (e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
     The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(a) and (b), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1(c), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
          19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
          19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
     19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
     19.4 Intentionally Omitted.
     19.5 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.
     19.6 Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Any award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure.
ARTICLE 20
COVENANT OF QUIET ENJOYMENT
     Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other TCCs, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
ARTICLE 21
SECURITY DEPOSIT
     Landlord and Tenant hereby acknowledge that Landlord, pursuant to the terms of the Existing Lease, currently holds a security deposit (the “Existing Lease Security Deposit”) in the amount set forth in Section 8 of the Summary, as security for the faithful performance by Tenant of all of its obligations under the Existing Lease. Upon the Lease Commencement Date, the Existing Lease Security Deposit shall become a surety deposit under the terms of this Lease (the “Security Deposit”) as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.
ARTICLE 22
ROOFTOP RIGHTS
     Tenant shall have the right to install equipment including, without limitation, cable, wiring, HVAC, rooftop antennae, and other equipment associated with Tenant’s use of the

Premises on the roofs of the Buildings (the “Rooftop Equipment”) and in the pathways, shafts, risers, raceways, telephone closets, service areas and utility connections and entries into and through the Buildings, servicing the business conducted by Tenant from within the Premises. Any such installation shall be at Tenant’s sole cost and expense and shall be performed pursuant to the terms and conditions or Article 8 of this Lease. The physical appearance and the size of the Rooftop Equipment shall be subject to Landlord’s reasonable approval, the location of any such installation of the Rooftop Equipment shall be designated by Tenant subject to Landlord’s reasonable approval and Landlord may require Tenant to install screening around such Rooftop Equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Tenant shall keep all such Rooftop Equipment in good order, condition and repair, at Tenant’s sole cost and expense. Tenant’s installation of the Rooftop Equipment shall be done in such a manner as not to void any existing roof warranties in place at the Buildings (and Tenant shall indemnify and hold Landlord harmless in the event any such warranties are voided as a result of the installation of any Rooftop Equipment by Tenant). Tenant shall, at Tenant’s sole cost and expense, be responsible to repair any damage to the Buildings, including the roof and roof membrane, caused by the installation of any Rooftop Equipment. At the expiration or earlier termination of this Lease, Tenant shall remove any Rooftop Equipment installed by or on behalf of Tenant and repair any damage to the roof or roof membrane caused by the installation or removal of the Rooftop Equipment by Tenant. Tenant shall not be entitled to license its Rooftop Equipment, or the right to install equipment on the rooftops, to any unrelated third party (other than a Non-Transferee Assignee in connection with a Non-Transfer), nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of such Rooftop Equipment by an unrelated third party. Tenant hereby acknowledges Landlord’s continued right to itself utilize the rooftop space. The rights contained in this Article 22 shall be personal to the Original Tenant and any Permitted Assignee, and may only be exercised by the Original Tenant or a Permitted Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if Tenant is in occupancy of at least seventy percent (70%) of the entire Premises, provided that for purposes of this Article 22, the Original Tenant or Permitted Assignee, as the case may be, shall be deemed to be in occupancy of any space sublet to any Transferee pursuant to a sublease consented to by Landlord pursuant to the terms of Article 14 of this Lease. In addition, Landlord hereby acknowledges that following the proper exercise of Tenant’s right to install Rooftop Equipment as set forth herein, Tenant may thereafter elect to install such equipment on behalf of a subtenant approved by Landlord pursuant to the terms and conditions of Article 14, below.
ARTICLE 23
SIGNS
     23.1 Full Floors. Subject to Landlord’s prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

     23.2 Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant’s identifying signage shall be provided by Landlord, at Tenant’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s Building standard signage program.
     23.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.
     23.4 Monument and Building-Top Signage.
          23.4.1 In General. In addition to the signage rights set forth above in this Article 23, Tenant shall be entitled to install the following signage in connection with Tenant’s lease of the Premises (collectively, the “Tenant’s Signage”):
(i)	In the event Landlord elects, in Landlord’s sole and absolute discretion, to construct a Building monument sign near the main entrance to any Building, then Tenant shall be entitled to install one (1) sign identifying Tenant’s name and/or logo in the most prominent (i.e., top) position on such monument sign, in connection with Tenant’s lease of the Premises; provided, however, such right shall be subordinate to the rights to other tenant in the Project pursuant to leases in effect as of the date of this Lease; and

(ii)	Non-exclusive Building-top signage consisting of one (1) building-top sign identifying Tenant’s name and/or logo located at the top of each of Building F and Building A of a side of such Building that can be seen from Highway 101.
          23.4.2 Specifications and Permits. Tenant’s Signage shall set forth Tenant’s name and logo as determined by Tenant in its sole discretion; provided, however, in no event shall Tenant’s Signage include an “Objectionable Name,” as that term is defined in Section 23.4.3, below. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and Landlord Building standard signage specifications. In addition, Tenant’s Signage shall be subject to Tenant’s receipt of all required governmental permits and approvals and shall be subject to all applicable laws and to any covenants, conditions and restrictions affecting the Project. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining terms and conditions of the Lease shall be unaffected.

          23.4.3 Objectionable Name. To the extent the Original Tenant desires to change the name and/or logo set forth on Tenant’s Signage, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an “Objectionable Name”). The parties hereby agree that the name “IXIA” or any reasonable derivation thereof, shall not be deemed an Objectionable Name.
          23.4.4 Termination of Right to Tenant’s Signage. The rights contained in this Section 23.4 shall be personal to the Original Tenant and any Permitted Assignee, and may only be exercised by the Original Tenant or a Permitted Assignee (and not any other assignee, sublessee or transferee of the Original Tenant’s interest in the Lease) if Tenant is in occupancy of at least seventy percent (70%) of the entire Premises, provided that purposes of this Section 23.4.4, the Original Tenant or Permitted Assignee, as the case may be, shall be deemed to be in occupancy of any space sublet to any Transferee pursuant to a sublease consented to by Landlord pursuant to the terms of Article 14 of this Lease. In addition, Landlord hereby acknowledges that following the proper exercise of Tenant’s signage rights as set forth herein, Tenant may thereafter elect to install such signage on behalf of a subtenant approved by Landlord pursuant to the terms and conditions of Article 14, below, provided such subtenant occupies at lease seventy percent (70%) of the Premises.
          23.4.5 Cost and Maintenance. The costs of Tenant’s Signage and the installation, design, construction and any and all other costs associated with Tenant’s Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant; provided however, that, at Landlord’s option, Landlord may install Tenant’s Signage and Tenant shall pay Landlord the cost thereof, including a reasonable amount sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from the installation of Tenant’s Signage. Should Tenant’s Signage require repairs and/or maintenance, as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth below) shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant’s sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall, upon the delivery of an additional five (5) business days’ prior written notice, have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual cost of such work. Upon the expiration or earlier termination of the Lease, Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Signage to be removed and shall cause the areas in which such Tenant’s Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Signage (reasonable wear and tear excepted). If Tenant fails to timely remove Tenant’s Signage or to restore the areas in which such Tenant’s Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all actual costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The terms and conditions of this Section 23.4.5 shall survive the expiration or earlier termination of the Lease. In the event the rooftop mechanical shielding is modified by Landlord and, as a result Tenant’s Signage must be redesigned or relocated, then Landlord agrees that following such redesign or relocation Tenant’s signage shall be no less prominent (vis-à-vis other Tenant signage on the affected Building), than Tenant’s Signage prior to such redesign or relocation.
ARTICLE 24
COMPLIANCE WITH LAW
     Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws which relate to (i) Tenant’s use of the Premises for non-general office use, (ii) the Alterations or Tenant Improvements in the Premises, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are triggered by Tenant’s Alterations, the Tenant Improvements, or use of the Premises for non-general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees to the extent the standard or regulation relates to Tenant’s use of the Premises, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Applicable Laws relating to the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Article 24, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Section 4.2.4, above.
ARTICLE 25
LATE CHARGES
     If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within three (3) days following Tenant’s receipt of written notice from Landlord that the same was not received when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at the “Interest Rate.” For purposes of this Lease, the “Interest Rate” shall be an annual rate equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.
ARTICLE 26
LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
     26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
     26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.
ARTICLE 27
ENTRY BY LANDLORD
     Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least twenty-four (24) hours prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Buildings, or for structural alterations, repairs or improvements to the Buildings or the Buildings’ systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord;

(B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (x) emergencies, (y) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (z) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant’s use of the Premises and shall be performed after normal business hours if reasonably practical. With respect to items (y) and (z) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business and/or lost profits occasioned thereby, provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to applicable law for personal injury and property damage to the extent caused by the gross negligence or willful misconduct of Landlord. Provided that Landlord employs commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in connection with entries into the Premises, Tenant hereby waives any claims for any loss of occupancy or quiet enjoyment of the Premises in connection with such entries. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.
ARTICLE 28
TENANT PARKING
     28.1 General. Commencing on the Lease Commencement Date, Tenant shall have the right to use the amount of parking passes set forth in Section 9 of the Summary, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Project parking facilities (both surface and covered parking facilities). Such use shall be free of charge during the Lease Term (including the Option Term, if applicable). Notwithstanding the immediately preceding sentence, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the Project parking facilities by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facilities where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facilities at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Project parking facilities for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes allocated to Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant separate from Tenant’s interest in the Premises without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking. In the event Tenant rents from Landlord more parking passes or reserved parking spaces than set forth in Section 9 of the Summary (other than pursuant to Section 28.2, below), then Tenant shall pay to Landlord for such parking passes or parking spaces, as applicable, on a monthly basis the prevailing rate charged by Landlord from time to time at the location of such parking passes and/or spaces, as applicable.
     28.2 Parking Right of First Refusal. In addition to the rights set forth in Section 28.1, above, Tenant shall have a right of first refusal (a “Parking ROFO”) with respect to any reserved parking spaces located in the Building F Parking Garage that become available for rent to third parties during the Lease Term. Landlord shall notify Tenant from time-to-time when and if Landlord receives a bone fide third-party offer (i.e., an offer that Landlord would be willing to accept) to rent reserved parking spaces in the Building F Parking Garage. Pursuant to such Parking ROFO, Landlord shall offer to lease to Tenant the applicable reserved parking spaces at the same rent as set forth in such bone fide third-party offer. If Tenant wishes to exercise Tenant’s Parking ROFO with respect to such reserved parking spaces, then within three (3) business days of delivery of such notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s exercise of its Parking ROFO with respect to all of the reserved spaces described in Landlord’s notice to Tenant at the rent set forth in such notice. The rights contained in this Section 28.2 shall be exercisable only so long as the Tenant occupies at least seventy percent (70%) of the entire Premises, provided that purposes of this Section 28.2, the Tenant shall be deemed to be in occupancy of any space sublet to any Transferee pursuant to a sublease consented to by Landlord pursuant to the terms of Article 14 of this Lease. In addition, Landlord hereby acknowledges that following the proper exercise of Tenant’s Parking ROFO as set forth herein, Tenant may thereafter elect to allow a subtenant approved by Landlord pursuant to the terms and conditions of Article 14, below, to use such reserved parking spaces. Tenant shall not have the right to exercise its Parking ROFO if Tenant is then in default under this Lease.
ARTICLE 29
MISCELLANEOUS PROVISIONS
     29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

     29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
     29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.
     29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) days following the request therefor.
     29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Buildings and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer provided such transferee shall have fully assumed and become liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.
     29.6 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.
     29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
     29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

     29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
     29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
     29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
     29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
     29.13 Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Buildings or (b) the equity interest Landlord would have in the Buildings if the Buildings were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Buildings (as such value is determined by Landlord), provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Buildings or Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.
     29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’

entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
     29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Buildings or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Buildings or Project.
     29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Articles 5 and 24 of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.
     29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.
     29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made or attempted to be made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:
MS LPC Malibu Property Holdings, LLC
c/o Lincoln Property Company
915 Wilshire Blvd., Suite 1660
Los Angeles, CA 90017
Attention: Ms. Ginger D. Dunbar
with copies to:
Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attention: Michael E. McFadden, Esq.
     29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.
     29.20 Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in California.
     29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
     29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF

THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.
     29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
     29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.
     29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
     29.26 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Buildings and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Buildings as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Buildings or use pictures or illustrations of the Project or Buildings in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.
     29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.
     29.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

     29.29 Transportation Management. Tenant shall fully comply with all governmentally mandated programs intended to manage parking, transportation or traffic in and around the Buildings, and in connection therewith, to the extent required by any such governmentally mandated program, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The foregoing shall not preclude Tenant from disputing or challenging a particular mandate or requirement so long as any such dispute or challenge is made in compliance with applicable law.
     29.30 Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Landlord shall use commercially reasonable efforts to complete any Renovations in a manner which does not materially, adversely affect Tenant’s use of or access to the Premises. Notwithstanding the foregoing, but subject to the terms of Section 6.7 og this Lease, Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions.
     29.31 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

     29.32 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Tenant shall remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time (1) are in violation of any Applicable Laws, (2) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization’s “2002 National Electrical Code”)), or (3) otherwise represent a dangerous or potentially dangerous condition.
     29.33 Hazardous Substances.
          29.33.1 Definitions. For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to a) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.
          29.33.2 Compliance with Environmental Laws. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease. Tenant represents and warrants that, except as herein set forth, it will not use, store or dispose of any Hazardous Materials in or on the Premises. However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of commonly available household cleaners and chemicals to maintain the Premises and Tenant’s routine office operations (such as printer toner and copier toner) (hereinafter the “Permitted Chemicals”). Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws.
          29.33.3 Landlord’s Right of Environmental Audit. Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises, or to comply with any Environmental Laws, Tenant shall promptly, at Tenant’s sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any reasonable time, notwithstanding the above mentioned annual limitation, and, if such audit reveals that Tenant has violated the terms of this Section 29.33, Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent.
          29.33.4 Representations and Indemnifications. Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party.
     29.34 Development of the Project.
          29.34.1 Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project, provided that no such subdivision shall have a material adverse affect on Tenant’s use of or access to the Premises, or increase Tenant’s obligations or costs of operation at the Premises. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.
          29.34.2 The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project, provided that no such reciprocal easement agreements shall in any way (A) reduce the number of parking passes to which Tenant is entitled, or (B) relieve Landlord of its obligations under the Parking ROFO. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.
          29.34.3 Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets (except as specifically set forth in Section 6.7 of this Lease) in connection with such construction. Furthermore, provided that Landlord employs commercially reasonable efforts to minimize interference with the conduct of Tenant’s business, Tenant hereby waives any claims of constructive eviction which may arise in connection with such construction.
     29.35 Bifurcation of Lease. Landlord shall have the right, if reasonably deemed necessary by Landlord, at any time during the Lease Term, to cause this Lease to be amended and replaced by three (3) separate leases, one with respect to portions of the Premises located in Building F, one with respect to portions of the Premises located in Building A, and one with respect to portions of the Premises located in Building C. Provided that such bifurcation does not increase Tenant’s obligations hereunder on a net basis, or otherwise materially affect Tenant’s use and occupancy of the Premises as provided for by the terms of this Lease, Tenant shall use cooperate with Landlord in connection with any such bifurcation of this Lease.

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”: MS LPC MALIBU PROPERTY HOLDINGS, LLC a Delaware limited liability company
By:
Its:

By:
Its:

“TENANT”: IXIA a California corporation
By:
Its:

By:
Its:

EXHIBIT A
26601, 26701 and 26677 WEST AGOURA ROAD
OUTLINE OF PREMISES
EXHIBIT A

SUITE #200

BUILDING 'F'
26601 AGOURA ROAD, #200
AS-BUILT FLOOR PLAN

SCALE: NTS — MARCH 28, 2007 — 0' 2' 4' 8' 16'

SUITE #300

BUILDING 'F'
26601 AGOURA ROAD, #300
AS-BUILT FLOOR PLAN

MARCH 26, 2007

0' 2' 4' 8' 16'

EXHIBIT B
26601, 26701 and 26677 WEST AGOURA ROAD
TENANT WORK LETTER
     This Tenant Work Letter shall set forth the terms and conditions relating to the initial improvement of the Premises for Tenant. This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during the actual construction of the initial improvement of the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of Articles 1 through 29 of the Office Lease to which this Tenant Work Letter is attached as Exhibit B, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 1 through 5 of this Tenant Work Letter.
SECTION 1
DELIVERY OF THE PREMISES AND BASE BUILDING
     1.1 Base Building. Upon the full execution and delivery of this Lease by Landlord and Tenant, Landlord shall deliver the Premises and “Base Building,” as that term is defined in Section 7 of this Lease, to Tenant, and Tenant shall accept the Premises and Base Building from Landlord in their presently existing, “as-is” condition.
     1.2 Landlord Work. Notwithstanding anything to the contrary set forth in Section 1.1 of this Tenant Work Letter, Landlord shall cause the construction or installation of the following items (collectively, the “Landlord Work”).
          1.2.1 With regard to Building F (26601 W. Agoura Rd.), Landlord shall divert the water from the main electrical service room to prevent water flows inside the electrical service room.
          1.2.2 With regard to Buildings F, C and A, Landlord shall seal all existing roof conduits to the roof with appropriate water sealing and roofing compounds. Floor and rated wall penetrations will be sealed with standard approved fire caulking compounds.
     Tenant may not change or alter the Landlord Work.
SECTION 2
TENANT IMPROVEMENTS
     2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount set forth in Section 13 of the Summary for the costs relating to the initial design and construction of Tenant’s improvements, which are permanently affixed to the Premises (the “Tenant Improvements”). Tenant shall be permitted to access such Tenant Improvement Allowance upon the full execution and delivery of the Lease. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. As more particularly set forth in Section 8.5 of this Lease, all Tenant Improvements
EXHIBIT B

for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease. Tenant hereby acknowledges and agrees that any unused portion of the Tenant Improvement Allowance remaining as of December 31, 2008, shall revert to Landlord and Tenant shall have no further right thereto; provided, however, Tenant may, by delivering written notice to Landlord anytime after Landlord’s disbursement of the “Final Retention” pursuant to the terms of Section 2.2.2.2 of this Tenant Work Letter, below, but before the date which occurs ninety (90) days following Landlord’s disbursement of such Final Retention, elect to use up to $430,714.88 of any then remaining and unapplied portion of the Tenant Improvement Allowance as a credit against Base Rent due with respect to the Premises under the terms of the Lease. In addition to the Tenant Improvement Allowance, Landlord shall contribute an amount not to exceed $9,695.52 (i.e., $0.12 per usable square foot of the Premises multiplied by 80,796 usable square feet) (“Landlord’s Drawing Contribution”) toward the cost of one (1) preliminary space plan to be prepared by Tenant’s architect, and no portion of the Landlord’s Drawing Contribution, if any, remaining after the completion of the Initial Installations shall be available for use by Tenant.
      2.2 Disbursement of the Tenant Improvement Allowance.
          2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):
               2.2.1.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, which fees shall, notwithstanding anything to the contrary contained in this Tenant Work Letter, not exceed an aggregate amount equal to $3.50 per rentable square foot of the Premises, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;
               2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
               2.2.1.3 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions;
               2.2.1.4 The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
               2.2.1.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);
               2.2.1.6 Sales and use taxes; and
               2.2.1.7 All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.
EXHIBIT B

          2.2.2 Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.
               2.2.2.1 Monthly Disbursements. On or before the day of each calendar month, as determined by Landlord, during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.
               2.2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Tenant Improvements, provided that (i) Tenant delivers to Landlord properly executed mechanic’s lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) from all of Tenant’s Agents, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building, (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed, (iv) Tenant records a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter, and (v) a certificate of occupancy (or its equivalent) has been issued for the Premises.
               2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items
EXHIBIT B

for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease.
     2.3 Building Standards. Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the Tenant Improvements in the Premises, which are attached hereto as Schedule 1 (the “Building Standards”). The quality of Tenant Improvements shall be equal to or of greater quality than the quality of such Building Standards, provided that Landlord may, upon written notice to Tenant, at Landlord’s option, require the Tenant Improvements to comply with certain Building Standards, except to the extent that (i) such compliance would create inconsistent aesthetic effect with the existing tenant improvements installed in the Premises (e.g., maple doors are currently installed throughout the Premises), and (ii) the use of a different brand of materials would not compromise the quality of the Tenant Improvements. Landlord may make changes to said specifications for Building Standards from time to time.
     2.4 Removal of Above-Standard Tenant Improvements. “Above Standard Tenant Improvements” shall mean (i) any part of the Tenant Improvements which are not consistent with the Building Standards; (ii) any changes in or additions to the Tenant Improvements made at the request of Tenant or due to any other act or omission on the part of Tenant; and (iii) a configuration of the Tenant Improvements which is not usual and customary for normal, general office occupancy. If so directed by Landlord at the time Landlord approves the Final Space Plan and/or Final Working Drawings, Tenant shall, at its sole cost and expense, prior to the expiration or earlier termination of the Lease Term, remove from the Premises any Above Standard Tenant Improvements designated by Landlord, and shall replace such designated Above Standard Tenant Improvements to be removed with Building standard improvements. Such removal and replacement of Above Standard Tenant Improvements shall be performed promptly and shall be completed by Tenant on or before the later of (x) the expiration of the Lease Term, or (y) the date which is thirty (30) days following Landlord’s delivery of written notice to Tenant regarding such removal obligation, and if Tenant fails to timely remove and/or replace any such identified Above Standard Tenant Improvements, then at Landlord’s option, either (1) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16 of this Lease, until such work shall be completed, or (2) Landlord may do so and may charge the cost thereof to Tenant, in which event Tenant shall be deemed to be holding over in the Premises, and Rent shall continue to accrue in accordance with the terms of Article 16 of this Lease, until the earlier of (A) the date Landlord completes such work, or (B) the reasonably anticipated date for such completion assuming Landlord’s use of commercially reasonable and diligent efforts in completing the same.
SECTION 3
CONSTRUCTION DRAWINGS
     3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner designated by Tenant and reasonably approved in advance by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall retain engineering consultants designated by Tenant and reasonably approved in advance by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work
EXHIBIT B

in the Premises, which work is not part of the Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.
     3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. In addition, Tenant shall supply Landlord with a copy of the final space plan in an AutoCAD Computer Assisted Drafting and Design System format. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.
     3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow all of Tenant’s Agents to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings, including one (1) copy in an AutoCAD Computer Assisted Drafting and Design System format. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith. In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as
EXHIBIT B

contrasted with the Tenant Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes in advance upon receipt of notice thereof. Tenant shall pay all direct architectural and/or engineering fees in connection therewith, plus fifteen percent (15%) of such direct costs for Landlord’s servicing and overhead.
     3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord which consent may not be unreasonably withheld, conditioned or delayed.
SECTION 4
CONSTRUCTION OF THE TENANT IMPROVEMENTS
     4.1 Tenant’s Selection of Contractors.
          4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant, subject to Landlord’s reasonable approval.
          4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, Landlord may nevertheless designate and require the use of particular mechanical, engineering, plumbing, fire life-safety and other Base Building subcontractors. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.
     4.2 Construction of Tenant Improvements by Tenant’s Agents.
          4.2.1 Construction Contract; Cost Budget. Tenant shall engage the Contractor under an AIA A101 Stipulated Sum Agreement (1997 Version) accompanied by Landlord’s standard AIA A201 General Conditions (1997 Version) as modified by Landlord (collectively, the “Contract”). Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.7, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the
EXHIBIT B

Contract (the “Final Costs”). In the event that the Final Costs are greater than the amount of the Tenant Improvement Allowance (the “Over-Allowance Amount”), then Tenant shall pay a percentage of each amount requested by the Contractor or otherwise to be disbursed under this Tenant Work Letter, which percentage shall be equal to the Over-Allowance Amount divided by the amount of the Final Costs (after deducting from the Final Costs any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other Tenant Improvement Allowance Items incurred prior to the commencement of construction of the Tenant Improvements), and such payments by Tenant (the “Over-Allowance Payments”) shall be a condition to Landlord’s obligation to pay any amounts from the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be added to the Over-Allowance Amount and the Final Costs, and the Over-Allowance Payments shall be recalculated in accordance with the terms of the immediately preceding sentence. In connection with any payment of the Over-Allowance Amount made by Tenant pursuant to this Section 4.2.1, Tenant shall provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord’s approval, prior to Tenant paying such costs.
          4.2.2 Tenant’s Agents.
               4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.
               4.2.2.2 Indemnity. Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.
               4.2.2.3 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or
EXHIBIT B

furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors, and (ii) the Lease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
               4.2.2.4 Insurance Requirements.
                    4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.
                    4.2.2.4.2 Special Coverages. Tenant shall, or shall cause its Contractor to, carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $5,000,000 per incident, $5,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.
                    4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before any equipment of Tenant’s Agents is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for Products and Completed Operations Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the Tenant Improvements and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not serve to limit the indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.
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Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Tenant Improvements and naming Landlord as a co-obligee.
          4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.
          4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.
          4.2.5 Meetings. Commencing upon the approval or the Final Working Drawings, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.
     4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (x) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (y) to certify to the best of their knowledge that the “record-set” of as-built
EXHIBIT B

drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (z) to deliver to Landlord two (2) sets of copies of such record set of drawings (including one set in an AutoCAD Computer Assisted Drafting and Design System format) within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.
SECTION 5
MISCELLANEOUS
     5.1 Tenant’s Representative. Tenant has designated Mr. Mark Lewis as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
     5.2 Landlord’s Representative. Landlord has designated Ms. Ginger D. Dunbar as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
     5.3 No Miscellaneous Charges. Landlord shall provide to Tenant and Tenant’s Agents, without charge (to the extent utilized in connection with the construction of the Tenant Improvements), but subject to availability, utilities, HVAC, freight (or padded passenger) elevator service, hoists, access to loading docks, and restrooms, during the period that such Tenant’s Agents are actually present in the Building and working on the design and/or construction of the Tenant Improvements, and/or use of loading docks during the Building Hours during the period of construction of the Tenant Improvements and Tenant’s move into the Premises. With respect to Tenant’s use of the loading docks after Building Hours, if so requested by Tenant, Tenant shall be required to pay for the reasonable out-of-pocket costs incurred by Landlord for after hours access control personnel.
     5.4 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
     5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, if any default by Tenant under the Lease or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the Substantial Completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Tenant Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under
EXHIBIT B

the terms of the Lease and this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.
EXHIBIT B

SCHEDULE 1 TO EXHIBIT B
•	Cherry doors — 3’x8’8” corridor and interior. 20 minute label, stained to match building standard sample

•	Timely frames — browntone

•	Interior doors — Schlage D-50; Rhodes 626 finish

•	Hinges — 626 finish

•	Entrance locks — Schlage mortise set w/deadbolt and lever hardware

•	Donn ceiling grid white 2x4

•	Armstrong 2x4 “second look”

•	2x4 parabolic 3 lamp lights

•	Watt Stopper wall sensors and ceiling sensor

•	Dunn Edwards Suprema paint

•	Designweave carpet

•	Burke rubber carpet base

•	Mannington VCT

•	Cabinets and countertops — Home Depot

•	Elkay stainless steel sink

•	Delta single handled faucet

•	Home Depot garbage disposal
SCHEDULE 1 TO
EXHIBIT B

EXHIBIT C
26601, 26701 and 26677 WEST AGOURA ROAD
NOTICE OF LEASE TERM DATES

To:

Re:	Office Lease dated ____________, 2007 between MS LPC MALIBU PROPERTY HOLDINGS, LLC, a Delaware limited liability company (“Landlord”), and IXIA, a California corporation (“Tenant”) concerning the entire rentable area (the “Building F Premises”) of the office building located at 26601 West Agoura Road, Calabasas, California (“Building F”), Suite 100 and Suite 105 on the first floor (the “Building A Premises”) of the office building located at 26701 West Agoura Road, Calabasas, California (“Building A”) and Suite 101 on the first floor (the “Building C Premises”) of the office building located at 26677 West Agoura Road, Calabasas, California (“Building C”).
Gentlemen:
     In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:
1.	The Lease Term shall commence on or has commenced on for a term of years, ending on .

2.	Rent commenced to accrue on , in the amount of per rentable square foot.

3.	If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to at .

5.	The exact number of rentable square feet within the Premises is .
EXHIBIT C

6.	Tenant’s Share as adjusted based upon the exact number of rentable square feet within the Premises is .

“Landlord”: , a
By:
Its:

Agreed to and Accepted as of , 200_. “Tenant”: a
By:
Its:

EXHIBIT C

EXHIBIT D
26601, 26701 and 26677 WEST AGOURA ROAD
RULES AND REGULATIONS
     Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.
     1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.
     2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.
     3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the Calabasas, California area. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.
     4. No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord reasonably
EXHIBIT D

designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.
     5. Intentionally Omitted.
     6. The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.
     7. Subject to the terms of the Lease, no sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.
     8. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.
     9. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent (other than in connection with the hanging of normal wall hangings and art-work). Tenant shall not purchase spring water, ice, towel, linen, maintenance or other like services from any person or persons not approved by Landlord.
     10. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.
     11. Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material. Tenant shall provide material safety data sheets for any Hazardous Material used or kept on the Premises.
     12. Intentionally Omitted.
     13. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a
EXHIBIT D

manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.
     14. Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.
     15. No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.
     16. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.
     17. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
     18. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.
     19. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. Tenant shall participate in recycling programs undertaken by Landlord.
     20. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in Calabasas, California without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate. If the Premises
EXHIBIT D

is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant’s expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.
     21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
     22. Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord).
     23. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant’s sole cost and expense. Tenant shall keep its window coverings closed during any period of the day when the sun is shining directly on the windows of the Premises. Prior to leaving the Premises for the day, Tenant shall draw or lower window coverings and extinguish all lights. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.
     24. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.
     25. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
     26. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant
EXHIBIT D

desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.
     27. Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.
     28. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.
     29. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.
     30. Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.
     Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.
EXHIBIT D

EXHIBIT E
26601, 26701 and 26677 WEST AGOURA ROAD
FORM OF TENANT’S ESTOPPEL CERTIFICATE
     The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of                     , 200     by and between                      as Landlord, and the undersigned as Tenant, for Premises on the                      floor(s) of the office building located at                     ,                     , California                     , certifies as follows:
     1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.
     2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on                     , and the Lease Term expires on                     , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project, except as otherwise provided in the Lease.
     3. Base Rent became payable on                     .
     4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
     5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:
     6. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                     . The current monthly installment of Base Rent is $                    .
     7. To Tenant’s knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.
     8. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.
EXHIBIT E

     9. To Tenant’s knowledge, as of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.
     10. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.
     11. To Tenant’s knowledge, there are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.
     12. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.
     13. To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.
     The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.
     Executed at                      on the ___ day of                     , 200     .

“Tenant”: , a
By:
Its:

By:
Its:

EXHIBIT E